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Exhibit 4.7

THIS NOTE IS FOR INVESTMENT PURPOSES AND HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT THERETO UNDER SUCH ACT AND SUCH LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PZENA INVESTMENT MANAGEMENT, LLC
SENIOR SUBORDINATED NOTE

$1,000,000	New York, NY October 28, 2008

        PZENA INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the "Company"), the principal office of which is located at 120 E. 45th Street, 20th Floor, New York, NY 10036, for value received hereby promises to pay to Amelia Jones Feinberg (the "Lender"), the sum of one million dollars ($1,000,000), or such lesser amount as shall then equal the outstanding principal amount hereof and any unpaid accrued interest hereon, as set forth below, on the earlier to occur of (i) ten (10) years from the date hereof (the "Maturity Date"), or (ii) when declared due and payable by the Lender upon the occurrence of an Event of Default (as defined hereinafter).

        The following is a statement of the rights of the Lender under this Subordinated Note (the "Note") and the conditions to which this Note is subject, and to which the Lender, by the acceptance of this Note, agrees:

1.     INTEREST.

        The Company promises to pay interest in lawful money of the United States of America on the sum of the daily outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable at 6.3% per annum (the "Interest Rate"). Interest on the Note shall be payable in cash at the Interest Rate to the Lender, quarterly in arrears, on March 31, June 30, September 30 and December 31 in each year commencing December 31, 2008 (unless such day is not a business day, in which event on the next succeeding business day) (each such date an "Interest Payment Date"); provided, however, that interest shall not be permitted to be paid in cash to the extent that an event of default pursuant to Section 8.01(a) of the Credit Agreement (as defined below) has occurred and is continuing. To the extent interest which is due and payable has not been paid in cash on an Interest Payment Date, such interest shall be added to the principal amount hereunder and shall accrue interest at the Interest Rate. Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed. The Company shall be entitled to deduct and withhold from any payment pursuant to this Note such amounts as are required to be withheld with respect to the Lender by applicable law. The Lender shall provide any documentation or certification required to establish that the Lender is entitled to an exemption from or reduction in the amount of withholding taxes.

2.     RESTRICTED PAYMENTS.

        The Company shall not declare or make, directly or indirectly, any Restricted Payment (as defined below), or incur any obligation (contingent or otherwise) to do so, except that:

          (i)    the Company may declare and make dividend payments or other distributions payable solely in its common equity interests;

          (ii)   the Company may purchase, redeem or otherwise acquire equity interests issued by it with the proceeds received from the substantially concurrent issue of new common equity interests;

          (iii)  the Company may make Restricted Payments in the form of dividends and other distributions to Pzena Investment Management, Inc. ("PIM") in order to pay expenses incurred by PIM in the ordinary course of business; and

          (iv)  the Company may, for any period, make Restricted Payments in the form of dividends and other distributions for the payment of taxes in an amount equal to taxes that would be owed (including estimated taxes), as determined by the Company in its reasonable discretion (using reasonable consistent assumptions), by any Person as a result of its direct or indirect ownership of the Company.

        "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest, or on account of any return of capital to the Company's stockholders, partners or members (or the equivalent Person thereof).

3.     EVENTS OF DEFAULT.

        If any of the events specified in this Section 3 shall occur (herein individually referred to as an "Event of Default"), the Lender may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company:

          (i)    Default in the payment of the principal and unpaid accrued interest of this Note when due and payable or any other violation of the terms hereof; or

          (ii)   Any Change of Control (as defined below) shall occur; or

          (iii)  Any indebtedness of the Company in a principal amount in excess of $20,000,000 shall have been accelerated by the lender(s) of such indebtedness; or

          (iv)  The Company or any of its subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law (as defined below), or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such person or to all or any material part of its property is instituted without the consent of such person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding. As used herein "Debtor Relief Law" shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

        "Change of Control" shall mean (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the current officers (including Richard S. Pzena) and other employees of the Company (together with any trust or other estate planning vehicle of which the beneficiaries are the immediate family members of such officers or employees)

becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the aggregate voting rights of all classes of equity securities of PIM entitled to vote for members of the board of directors of PIM on a fully-diluted basis, (ii) PIM ceases to be the managing member of the Company or (iii) PIM or the Company sells or transfers all or substantially all of its assets.

4.     SUBORDINATION.

        The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Company's existing and future indebtedness under the Credit Agreement dated as of July 23, 2007 (the "Credit Agreement"), among the Company, each lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent (the "Senior Agent") and L/C Issuer, as such agreement is amended, waived or otherwise modified from time to time (such indebtedness, the "Senior Indebtedness").

        4.1    Subordination of Liabilities.    Lender by its acceptance of this Note covenants and agrees, that the payment of the principal of this Note (the "Subordinated Indebtedness") is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Senior Indebtedness. The provisions of this Section 4 shall constitute a continuing offer to all persons who, in reliance upon such provisions, become lenders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the lenders of Senior Indebtedness, and such lenders are hereby made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

          (a)    Payments with Respect to Subordinated Indebtedness.

            (1)   Upon the maturity of any Senior Indebtedness (including interest thereon or fees or any other amounts owing in respect thereof), whether at stated maturity, by acceleration or otherwise, all obligations owing in respect thereof, in each case to the extent due and owing, shall first be paid in cash, before any payment (whether in cash, property securities or otherwise) is made on account of the Subordinated Indebtedness.

            (2)   The Company may not, directly or indirectly, make any payment with respect to any Subordinated Indebtedness and may not acquire any Subordinated Indebtedness for cash or property until all Senior Indebtedness has been paid in full in cash.

            (3)   In the event that notwithstanding the provisions of the preceding clauses (1) and (2) of this Section 4(a), the Company shall make any payment on account of the Subordinated Indebtedness at a time when payment is not permitted by said clauses (1) or (2), such payment shall be held by the Lender, in trust for the benefit of, and shall be paid forthwith over and delivered to, the lenders of Senior Indebtedness for application pro rata to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in accordance with the terms of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the lenders of Senior Indebtedness.

            (4)   Notwithstanding the foregoing provisions, it is hereby understood and agreed that interest on this Note shall be paid when due pursuant to the terms of Section 1 hereof and shall not subject to the subordination provisions of this Section 4.

          (b)    Subrogation.    The Lender of this Note shall not be subrogated to the rights of the lenders of Senior Indebtedness to receive payments or distributions of assets of the Company made on the Senior Indebtedness until 91 days after the discharge of the Senior Indebtedness, and for the purpose of such subrogation no payments or distributions to the lenders of the Senior Indebtedness by or on behalf of the Company or by or on behalf of the Lender of this Note shall, as between the Company, its creditors other than the lenders of Senior Indebtedness, and the

  Lender of this Note, be deemed to be payment by the Company to or on account of the Senior Indebtedness, it being understood that the provisions of this Section 4 are and are intended solely for the purpose of defining the relative rights of the Lender of this Note, on the one hand, and the lenders of the Senior Indebtedness, on the other hand. No lender of Senior Indebtedness shall have any obligation or duty to protect the Lender's rights of subrogation arising pursuant to this Note or under any applicable Law, nor shall any lender of Senior Indebtedness be liable for any loss to, or impairment of, any subrogation rights held by the Lender.

          (c)    Obligation of the Company Unconditional.    Nothing contained in this Section 4 or otherwise in this Note is intended to or shall impair, as between the Company and the Lender, the obligation of the Company, which is absolute and unconditional, to pay to the Lender the principal of the interest on this Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Lender and creditors of the Company other than the lenders of the Senior Indebtedness, nor shall anything herein or therein prevent the Lender from exercising all remedies otherwise permitted by applicable law upon an event of default under this Note, subject to the limitations, if any, under this Section 4 or the rights of lenders to exercise rights and remedies, and subject to the rights, if any, under this Section 4 of the lenders of Senior Indebtedness in respect of cash, property, or securities of the Company received upon the exercise of any such remedy. Upon any distribution of assets of the Company referred to in this Section 4, the Lender shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the Lender, for the purpose of ascertaining the persons entitled to participate in such distribution, the lenders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 4.

          (d)    Notice of Events of Default.    The Lender agrees to give notice of any Event of Default hereunder to the Senior Agent within 5 Business Days of its knowledge thereof.

        4.2    Subordination Rights Not Impaired by Acts or Omissions of Company or Lenders of Senior Indebtedness.    No right of any present or future lenders of the Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company, or by any noncompliance by the Company with the terms and provisions of this Note, regardless of any knowledge thereof which any such Lender may have or be otherwise charged with. The lenders of the Senior Indebtedness may, without in any way affecting the obligations of the Lender with respect hereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, the Senior Indebtedness or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or assent from the Lender.

5.     SENIORITY

        The indebtedness evidenced by this Note shall rank senior to any other indebtedness owed by the Company other than the Senior Indebtedness and any obligations pertaining to letters of credit which are issued in replacement of letters of credit issued on the date hereof (the "Letters of Credit"), whether now existing or hereafter arising. The Company shall not enter into or assume any indebtedness, other than the Senior Indebtedness or the Letters of Credit, unless each lender or beneficiary of such indebtedness agrees in writing to subordinate all payments it may receive in connection with such indebtedness and subject all such payments in right and time of payment to the Lender and the other holders of the Senior Subordinated Notes.

6.     REPAYMENT

        The Company may repay this Note, in whole or in part, at any time without the Lender's consent and without penalty or premium. All money paid toward the satisfaction of this Note shall be applied first to the payment of accrued and unpaid interest and then to the retirement of the principal. A prepayment of less than all of the unpaid principal amount of this Note shall not relieve the Company of its obligation to make the scheduled payment of the balance of the principal amount and any accrued and unpaid interest on this Note on the Maturity Date.

7.     PAYMENT PRO RATA TO ALL LENDERS.

        On the date hereof, certain other lenders are making loans to the Company pursuant to subordinated notes with terms which are substantially similar to those contained herein (the "Subordinated Notes"); together with the loans made hereunder, the principal amount under the Subordinated Notes on the date hereof is $16,000,000. The Company shall not make any payment with respect to any of the other Subordinated Notes (whether for principal, interest, expenses or otherwise), regardless of whether an Event of Default has occurred or is continuing or any insolvency proceeding has been instituted with respect to the Company, unless in each case all lenders under such Subordinated Notes are paid ratably in accordance with their respective interests in the aggregate Subordinated Notes outstanding (or ratably in accordance with amounts owed in the case of expenses).

8.     TRANSFER.

        The Lender may not assign, hypothecate, grant a security interest in or transfer all or a portion of its rights and interests in this Note. The Company may not assign or transfer all or any portion of this Note.

9.     BINDING EFFECT.

        This Note constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms subject to and as limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the rights and remedies of creditors and by equitable principles relating to enforcement to the extent applicable. The rights and obligations of the Company and the Lender shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

10.   WAIVER AND AMENDMENT.

        Any provision of this Note may be amended, supplemented, waived or modified upon the written consent of the Company and the Lender; provided, however, that the provisions of Section 2 and Section 5 may be amended, supplemented, waived or modified upon the written consent of the Company and the holders of more than 75% in principal amount of the Subordinated Notes. To the extent the Company agrees to amend, supplement, waive or modify any other Subordinated Note in a manner that is favorable to the lender under such Subordinated Note the Company shall offer to amend, supplement, waive or modify this Note in the same manner.

11.   REINSTATEMENT

        To the maximum extent permitted by law, this Note and the payment and other obligations of the Company hereunder (collectively, the "Obligations") shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by the Lender in respect of the Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, administration, bankruptcy, dissolution, liquidation or reorganization of the Company or any other person or entity or upon the appointment of any receiver, intervenor, conservator, trustee or similar official for the Company or any other person or entity or any substantial part of its assets, or otherwise, all as though such payments had not been made.

12.   EXPENSES; INDEMNITY

          (a)    Costs and Expenses.    The Company shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Lender (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Note or any amendments, modifications or waivers of the provisions hereof, and (ii) all documented out-of-pocket expenses incurred by the Lender (including the reasonable fees, charges and disbursements of any counsel for the Lender) in connection with the enforcement or protection of its rights in connection with this Note, including its rights under this Section, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Note.

          (b)    Indemnification by the Company.    The Company shall indemnify the Lender (and any agent thereof), and each member of Lender (each such person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable documented fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or arising out of, in connection with, or as a result of (i) the execution or delivery of this Note or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the administration of this Note, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) do not involve a direct act or omission of the Company or its subsidiaries and are brought by an Indemnitee against any other Indemnitee.

          (c)    Waiver of Consequential Damages, Etc.    To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Note or any agreement or instrument contemplated hereby, or the use of the proceeds thereof.

          (d)    Payments.    All amounts due under this Section shall be payable not later than ten business days after demand therefor.

          (e)    Survival.    The agreements in this Section shall survive the repayment, satisfaction or discharge of the Note.

13.   GOVERNING LAW.

        This Note is governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

[Remainder of Page Intentionally Left Blank.]

        IN WITNESS WHEREOF, the Company has caused this Note to be issued on the date first above written.

PZENA INVESTMENT MANAGEMENT, LLC.
By:	/s/ WAYNE A. PALLADINO Name: Wayne A. Palladino Title: Chief Financial Officer

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  Exhibit 4.7
PZENA INVESTMENT MANAGEMENT, LLC SENIOR SUBORDINATED NOTE